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                                                                EXHIBIT 1.02

                            EXCEL REALTY TRUST, INC.
                            (a Maryland Corporation)

             8 1/2% Series A Cumulative Convertible Preferred Stock
                           (Par Value $.01 per share)


                                TERMS AGREEMENT
                                ---------------

                                                         Dated: January 30, 1997


To:      Excel Realty Trust, Inc.
         16955 Via Del Campo, Suite 110
         San Diego, California 92127

Attention:  Chairman of the Board of Directors

Dear Sirs:

         We (the "Underwriter") understand that Excel Realty Trust, Inc., a Maryland corporation (the "Company"), proposes to issue and sell the number of shares of its 8 1/2% Series A Cumulative Convertible Preferred Stock, $.01 par value (the "Preferred Shares") set forth below (such Preferred Shares being also referred to herein as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriter offers to purchase the number of Initial Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below and the Option Securities (as defined in the Underwriting Agreement referred to below), to the extent any are purchased, at the purchase price set forth below.
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         The Underwritten Securities shall have the following terms:

Title of Securities: 8 1/2% Series A Cumulative Convertible Preferred Stock Number of Initial Underwritten Securities: 4,000,000
Current Ratings: None
Dividend Rate:  The greater of $2.125 per annum or the cash dividends
   (determined on each of the quarterly dividend payment dates referred to herein) on the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), (or portion thereof), into which a Preferred Share is convertible.
Dividend Payment Dates:  January 15, April 15, July 15 and October 15,
   commencing April 15, 1997 for the period from the date of issue.
Liquidation Preference:  $25.00 per share
Ranking:  Senior to the Common Stock with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding up of the
   Company.
Public offering price per share: $ 25.00, plus accrued dividends, if any, from the date of original issuance.
Purchase price per share:  $24.25
Conversion provisions:  Convertible, in whole or in part, at the option of the holder, at any time, unless previously redeemed, into shares of Common Stock, at a conversion price of $26.06 per share of Common Stock (equivalent to a conversion rate of .95933 of a share of Common Stock per Preferred Share), subject to adjustment in certain circumstances (the "Conversion Price").
Optional Redemption provisions:  The Preferred Shares are not redeemable prior to February 5, 2002. On and after February 5, 2002, the Preferred Shares may be redeemed by the Company, in whole or in part, at the option of the Company, (i) for such number of shares of Common Stock as equals the per share liquidation preference of the Preferred Shares to be redeemed (without regard to accumulated, accrued and unpaid dividends, which are to be paid in cash) divided by the Conversion Price, or (ii) for cash at a redemption price of $25.00 per share, plus any accumulated, accrued and unpaid dividends.
Sinking fund requirements:  None
Number of Option Securities, if any, that may be purchased by the Underwriter:
600,000
Additional co-managers, if any:  None
Closing date and location:  Wednesday, February 5, 1997, 9:00 A.M. at Brown &
   Wood LLP, One World Trade Center, 57th Floor, New York, New York  10048

         All the provisions contained in the document attached as Annex A hereto entitled "Excel Realty Trust, Inc. - Common Stock, Preferred Stock, Depositary Shares and Warrants - Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.





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         Please accept this offer no later than 6:00 o'clock P.M. (New York
City time) on January 30, 1997 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                           Very truly yours,

                                           FURMAN SELZ LLC


                                           By _________________________
                                               Name:
                                               Title:




Accepted:

EXCEL REALTY TRUST, INC.


By _________________________
   Name:
   Title:





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